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                                                                 Exhibit 10.01

                              CARDINAL HEALTH, INC.
               DEFERRED PAYMENT STOCK APPRECIATION RIGHT AGREEMENT

                             BACKGROUND INFORMATION

A. Robert D. Walter ("Grantee") and Cardinal Health, Inc., an Ohio corporation (the "Company"), are parties to an Amended and Restated Employment Agreement, dated as of February 1, 2004 (the "Employment Agreement") that superseded the employment agreement between Grantee and the Company, dated November 20, 2001 (the "Prior Employment Agreement").

B. The Employment Agreement provides (as did the Prior Employment Agreement), among other things, that during the Employment Period (as defined therein), Grantee shall receive an annual stock option award with a value of no less than 3,000% of Annual Base Salary (as defined therein) in terms of "dollars at work".

C. Pursuant to such provision of the Employment Agreement, Grantee was entitled to receive from the Company in the Company's fiscal year ending June 30, 2005 (the "Contractual Obligation") a grant of a stock option to purchase 704,983 common shares, without par value, of the Company (the "Shares").

D. Pursuant to the terms of the Company's Amended and Restated Equity Incentive Plan, as amended, the maximum number of Shares with respect to which stock options may be granted to any single participant during any single fiscal year is 562,500 (the "Limitation").

E. As a result of the Limitation, the Company was unable to fully satisfy the Contractual Obligation with respect to the annual stock option award made to the Grantee on August 23, 2004 (the "August 2004 Option").

F. In order to satisfy the unfulfilled portion of the Contractual Obligation, the Human Resources and Compensation Committee of the Board of Directors of the Company (the "Committee") has offered to Grantee on behalf of the Company, and Grantee has accepted, the Deferred Payment Stock Appreciation Right (the "SAR") described in this Deferred Payment Stock Appreciation Right Agreement, which SAR, together with the August 2004 Option, shall serve to fully satisfy the Contractual Obligation with respect to the Company's fiscal year ending June 30, 2005.


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                                 TERMS OF AWARD

Grant Date:  March 3, 2005

Exercise Price:  $44.15

Grant Vesting Date:  August 23, 2007

Grant Expiration Date:  August 23, 2014

The Company has granted to Grantee a SAR relating to 142,483 Shares having an aggregate exercise price of $6,290,624.45 (i.e., the equivalent of $44.15 for each full Share). The SAR has been independently approved and granted by the Committee and is subject to the provisions of this agreement. This SAR shall be exercisable at any time on or after August 23, 2007 and prior to August 23, 2014.




By:  /s/ John B. McCoy
     ------------------------

Its: Chairman of the Human Resources
     and Compensation Committee



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1.   Method of Exercise, Payment of Price, and Cash Settlement.

(a) Method of Exercise. At any time when the SAR is exercisable under this agreement, the SAR may be exercised from time to time, in whole or in part but always in increments of full Shares, by written notice to the Company which will:

         (i) state the number of Shares with respect to which the SAR is being exercised; and

         (ii) if the SAR is being exercised by anyone other than Grantee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the SAR under this agreement and all applicable laws and regulations.

(b) Payment of Price. No payment to the Company is necessary upon exercise of the SAR. However, any payment to Grantee will be subject to any required tax withholding as provided in Section 13(a).

(c) Settlement. Upon exercise of the SAR, Grantee will be entitled to receive a cash payment, paid out at such time and in accordance with Section 1(d), equal to the product of (i) the excess of the last sale price of one Share on the exercise date (or, if no sale of Shares occurs on such date, on the next preceding date on which a sale occurred) as reported on the New York Stock Exchange Composite Tape over the Exercise Price, times (ii) the number of Shares as to which Grantee is exercising the SAR (the result of such product, the "SAR Spread").

(d) Payment. Grantee shall receive on the Payment Date, by wire transfer of immediately available funds to the account specified by Grantee, an amount equal to the SAR Spread credited with any interest on the SAR Spread from, and including, the date of exercise of the SAR to, but excluding, the Payment Date (such amount, the "SAR Payment"). For purposes of the foregoing, the interest rate shall be the "Prime Rate" published in the Wall Street Journal from time to time on the first publication date of each calendar quarter. The interest shall be credited at the end of each calendar quarter (based upon the interest rate published on the first publication date of such calendar quarter) and the resulting balance shall be compounded quarterly; provided that, for the calendar quarter during which the Payment Date occurs, the interest credited shall be prorated based on the number of days in such calendar quarter prior to the Payment Date. The "Payment Date" shall be the Grant Expiration Date.

2. Transferability. The SAR shall be transferable at Grantee's death, by Grantee by will or pursuant to the laws of descent and distribution. Following transfer, the SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in this agreement, references to the original Grantee shall be deemed to refer to the transferee.



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3. Termination of Relationship.

(a) Termination by Death. If Grantee's employment by the Company and its subsidiaries (collectively, the "Cardinal Group") terminates by reason of death, any unvested portion of the SAR shall immediately vest and become exercisable in full. The SAR may thereafter be exercised by any transferee of Grantee, if applicable, or by the legal representative of the estate or by the legatee of Grantee under the will of Grantee until the Grant Expiration Date.

(b) Termination by Reason of Retirement or Disability. If Grantee's employment by the Cardinal Group terminates by reason of Disability (as defined in the Employment Agreement between Grantee and the Company dated February 1, 2004 (the "Employment Agreement")), then any unvested portion of the SAR will continue to vest following Disability in accordance with the timetable indicated on the first page of this agreement and may thereafter be exercised by Grantee (or any transferee, if applicable) until the Grant Expiration Date. Notwithstanding the foregoing, if Grantee dies after Disability but before the Grant Expiration Date, the SAR, if not already vested, shall immediately vest and the SAR may be exercised by any transferee of the SAR, if applicable, or by the legal representative of the estate or by the legatee of Grantee under the will of Grantee until the Grant Expiration Date. For purposes of the treatment of the SAR in connection with and following Grantee's retirement, the consequences of Grantee's retirement applicable to Grantee's stock options pursuant to Section 5(d) of the Employment Agreement shall apply to the SAR granted hereunder as though the SAR were a stock option for purposes of Section 5(d) of the Employment Agreement.

(c) Termination for Good Reason or Other Than for Cause. If the Company terminates Grantee's employment other than for Cause (as defined in the Employment Agreement) or Grantee terminates employment for Good Reason (as defined in the Employment Agreement), then any unvested portion of the SAR shall immediately vest and become exercisable. The SAR may thereafter be exercised by Grantee (or any transferee, if applicable) until the Grant Expiration Date.

(d) Other Termination of Employment. If Grantee's employment by the Cardinal Group terminates for Cause or for any reason other than death, retirement, Disability or Good Reason (subject to Section 4 of this agreement regarding acceleration of the vesting of the SAR upon a Change of Control (as defined in Section 4(b))), any unexercised portion of the SAR which has not vested on such date of termination will automatically terminate on the date of such termination. Grantee (or any transferee, if applicable) will have 90 days (or such longer period as the Committee may specify at or after grant or termination) from the date of such termination or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the SAR that is then vested and exercisable on the date of termination; provided, however, that, subject to Grantee's rights of Due Process (as defined in the Employment Agreement), if the termination was for Cause, the SAR may be immediately canceled by the Committee (whether then held by Grantee or any transferee).



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4. Change of Control Provisions.

(a) Impact of Event. In the event of a Change of Control, then:

         (i) On the date that such Change of Control occurs, the SAR to the extent not previously exercisable and vested shall become fully exercisable and vested.

         (ii) In the event that the employment of Grantee is terminated within two years after a Change of Control for any reason whether by Grantee or the Company other than by the Company for Cause, then any portion of the SAR that is outstanding as of immediately before such termination shall remain exercisable until the Grant Expiration Date. In the event that the employment of Grantee is terminated more than two years after a Change of Control, or within two years after a Change of Control by the Company for Cause, then the provisions of
Section 3(a), (b), (c) and (d) (as applicable) shall govern the SAR.

(b) Definition of "Change of Control". For purposes of this agreement, a "Change of Control" shall mean:

         (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding Shares (the "Outstanding Shares") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company, (B) any acquisition by the Company or any corporation controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 4(b)); or

         (ii) individuals who, as of the date of this agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors the Company; provided, however, that any individual becoming a director subsequent to the date of this agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

         (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a "Business Combination"), unless, such Business Combination is a Non-Control Acquisition. A "Non-Control Acquisition" shall mean a Business



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Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any) and
(z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

         (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5. Restrictions on Exercise. The SAR is subject to all restrictions in this agreement. As a condition of any exercise of the SAR, the Company may require Grantee or his transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Grantee's compliance with the terms of Sections 6 and 7 of this agreement) reasonably requested by the Company.

6. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, "Triggering Conduct" shall mean engaging in any conduct described in Section 9(b), 9(c) or 9(f) of the Employment Agreement. As used herein, "Competitor Triggering Conduct" shall mean engaging in any conduct described in Section 9(d) or 9(e) of the Employment Agreement.

7. Special Forfeiture/Repayment Rules. If Grantee engages in (I) Triggering Conduct under 9(c) of the Employment Agreement prior to the second anniversary of Grantee's termination of employment with the Cardinal Group or (II) Triggering Conduct under Sections 9(b) or 9(f) of the Employment Agreement prior to the third anniversary of Grantee's termination of employment with Cardinal Group or (III) Competitor Triggering Conduct prior to the first anniversary of Grantee's termination of employment with the Cardinal Group, and in the case of
(I), (II), and (III), such conduct also occurs prior to the second anniversary of the date on which the SAR vests hereunder, then, subject to the Grantee's rights of Due Process (as defined in the Employment Agreement):



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(a) the SAR (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) Grantee shall forfeit (or shall repay to the extent already paid to Grantee) the SAR Spread that has resulted from the exercise of such SAR, with respect to any portion of the SAR that has already been exercised at any time within three years prior to the Triggering Conduct (the "Look-Back Period") less $1.00 and the Company shall reduce the notional amount credited to Grantee in accordance with Section 1(d) and that will be paid out as the SAR Payment by such amount; provided that Grantee shall not be deemed to have engaged in Triggering Conduct or Competitor Triggering Conduct until he shall have been afforded Due Process (as defined in the Employment Agreement); and provided further that if Grantee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one-year prior to Grantee's termination of employment with the Cardinal Group, but including any period between the time of Grantee's termination and engagement in Competitor Triggering Conduct. Grantee may be released from Grantee's obligations under this Section 7 only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Section 7 constitutes a so-called "noncompete" covenant. This Section 7 does, however, prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including, but not limited to Grantee's acceptance of employment with a Competitor. This agreement is subject to the provisions of Grantee's Employment Agreement. No provisions of this agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or Certificate of Compliance with Company Business Ethics Policies. Grantee acknowledges and agrees that the provisions contained in this Section 7 are being made for the benefit of the Company in consideration of Grantee's receipt of the SAR, in consideration of employment, in consideration of exposing Grantee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the SAR and execution of this agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the SAR to Grantee without including the restrictions and covenants of Grantee contained in this Section 7. Further, the parties agree and acknowledge that the provisions contained in
Section 6 and Section 7 are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made

8. Right of Set-Off. By accepting this SAR, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Grantee under this agreement.

9. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the SAR and


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benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in Sections 6 and 7 of this agreement are reasonable in nature, are fundamental for the protection of the Company's legitimate business and proprietary interests, and do not adversely affect Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Grantee contained in Section 6 or 7 of this agreement, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction without posting any bond or other security and without the necessity of proof of actual damages. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

10. Action by the Committee. (a) The parties agree that the Committee shall have the authority to interpret the terms and provisions of this agreement. The Committee may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the "designee"). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate.

(b) The Committee may amend the terms of the SAR at any time; provided no such amendment shall impair the rights of Grantee or transferee with respect to the SAR without the consent of Grantee or transferee, unless it is made to cause the SAR to comply with applicable law, stock exchange rules or accounting rules; and provided, further, the SAR may not be amended so as to decrease the Exercise Price of such SAR to reflect a decrease in the fair market value of the underlying stock.

(c) Without limiting the generality of the foregoing, the Committee shall have the authority, in its discretion, to accelerate the time at which the SAR shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the Grant Date.

(d) In the event of any stock dividend, stock split, share combination, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to the Company's shareholders other than a normal cash dividend), or partial or complete liquidation, or any other corporate transaction or event having any effect similar to any of the foregoing, then the number of Shares subject to the SAR and the exercise price per Share of the SAR, and any other characteristics or terms of the SAR as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes, shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion.



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(e) If any recapitalization, reorganization, reclassification, consolidation, merger of the Company or any sale of all or substantially all of the Company's assets to another person or entity or other transaction which is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Shares (each an "Organic Change") shall occur, in lieu of the Shares subject to the SAR, the Committee shall substitute such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for the number of Shares immediately theretofore subject to the SAR, after giving effect to any adjustments otherwise required or permitted under this agreement.

11. Prompt Acceptance of Agreement. The SAR grant evidenced by this agreement shall, at the discretion of the Committee, be forfeited if this agreement is not executed by Grantee and returned to the Company within 90 days of the Grant Date set forth on the first page of this agreement.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the SAR grant under this agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Miscellaneous.

(a) Tax Withholding. The Company shall have the right to withhold from any amounts otherwise payable pursuant to Section 1(d) the amount of any taxes which the Company is required to withhold with respect to the SAR, without notice.

(b) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid.

(c) Government Regulation. Notwithstanding any provisions of this agreement, the Company's obligations under this agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

(d) Invalidity. In case any one or more of the provisions of this agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this agreement to be construed so as to foster the intent of this agreement.


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                             ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) represents that he is familiar with and understands all provisions of this agreement; and (b) voluntarily and knowingly accepts this agreement and the SAR granted to him under this agreement subject to all provisions of this agreement. Grantee further acknowledges receiving a copy of the Company's most recent Annual Report and other communications routinely distributed to the Company's shareholders.


                                       /s/ Robert D. Walter
                                       ----------------------------------
                                       Signature

                                       Robert D. Walter
                                       ----------------------------------
                                       Print Name

                                       [omitted intentionally]
                                       ----------------------------------
                                       Grantee's Social Security Number

                                       March 3, 2005
                                       ----------------------------------
                                       Date




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